UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Michael P. Esposito, Jr.
   435 L'Ambiance Drive
Suite 706
   FL, Longboat Key 34228
2. Issuer Name and Ticker or Trading Symbol
   XL Capital Ltd (XL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   2/27/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Class A Common Share|      |      |    | |                  |   |           |140117.968         |D     |                           |
s                   |      |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|2/26/ |      |P   | |100 1             |A  |$70.85     |                   |I     |Esposito Co.               |
s                   |2003  |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|2/26/ |      |P   | |100 1             |A  |$70.81     |                   |I     |Esposito Co.               |
s                   |2003  |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|2/26/ |      |P   | |300 1             |A  |$70.86     |5000               |I     |Esposito Co.               |
s                   |2003  |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|      |      |    | |                  |   |           |606                |I     |Fairmount Partners         |
s                   |      |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|2/26/ |      |P   | |500 1             |A  |$70.25     |3500               |I     |MA & M Esposito Co         |
s                   |2003  |      |    | |                  |   |           |                   |      |                           |
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Class A Common Share|      |      |    | |                  |   |           |5000               |I     |Red Tower Securities       |
s                   |      |      |    | |                  |   |           |                   |      |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
___________________________________________________________________________________________________________________________________|
             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. The reporting person is a general partner of the partnership that owns the reported securities. The reporting person disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. SIGNATURE OF REPORTING PERSON
Michael P. Esposito, Jr.
Sarah Fox as attorney-in-fact for Michael P. Esposito, Jr.